Exhibit 3.5

OPERATING AGREEMENT
OF
CARDINAL ENERGY GROUP, LLC
(An Ohio Limited Liability Company)
OCTOBER 1, 2011

EACH MEMBER SIGNING THIS AGREEMENT MUST CAREFULLY READ AND UNDERSTAND SECTION 54 WHICH CONTAINS CERTAIN REPRESENTATIONS AND WARRANTIES BEING MADE BY EACH MEMBER.

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CARDINAL ENERGY GROUP, LLC

Operating Agreement Table of Contents

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CARDINAL ENERGY GROUP, LLC

OPERATING AGREEMENT

This Operating Agreement (this “Agreement”) is entered into effective as of October 1, 2011 by and between Continental Capital Partners, Inc., an Ohio corporation, and  California Hydrocarbons Corporation, an Ohio corporation.  (The foregoing parties to this Agreement are sometimes hereinafter referred to collectively as the “Initial Members” and separately as an “Initial Member”.)

BACKGROUND INFORMATION

I.
Continental Capital Partners, Inc. formed Continental Energy, LLC, an Ohio limited liability company, on March 10, 2009.  Continental Energy, LLC subsequently changed its name to Cardinal Energy Group, LLC (the “Company”) on April 13, 2011.

II.
Continental Capital Partners, Inc. has heretofore served as sole Member of the Company pursuant to the terms and conditions of the Company’s Operating Agreement dated March 10, 2009 (the “Original Operating Agreement”).

III.
California Hydrocarbons Corporation wishes to contribute its entire interest in and to the oil and gas wells defined in and subject to the terms of the Contribution Agreement entered into by and between it and the Company on September 1, 2011, a copy of which is attached hereto as Exhibit A (the “Contribution Agreement”), in exchange for which California Hydrocarbons Corporation shall become a Member of the Company and shall receive the Units and Percentage Interest in the Company specified in Exhibit B to this Agreement.

IV.	This Agreement shall supersede and replace the Original Operating Agreement in its entirety.

STATEMENT OF AGREEMENT

For good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Initial Members agree as follows:

ORGANIZATIONAL MATTERS

1.      General.  In consideration for its contribution to the Company, California Hydrocarbons Corporation is hereby admitted to the Company as a Member.  The Initial Members are entering into this Agreement for the purposes of continuing the Company under the laws of the State of Ohio and of setting forth the rights and obligations of the Members of the Company.  (As used herein, the term “Member” shall refer to each of the Initial Members and to each person hereafter admitted to the Company as a member, as provided in this Agreement.)  The Appendix attached to this Agreement may be used to locate the definitions of terms which are defined and used throughout this Agreement.

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2.      Name.  The name of the Company shall continue to be “Cardinal Energy Group, LLC” or such other name selected by the Managers (as hereinafter defined) of the Company as may be required in order to be acceptable to the Secretary of State of Ohio and of such other states, if any, in which the Company may do business.

3.      Purposes and General Powers.  The purposes of the Company shall be to acquire, develop, lease and sell oil and gas properties and to engage in any and all other activities incidental or related to any of the foregoing. Unless hereafter restricted by amendments to this Agreement or to the Company’s Articles of Organization (the “Articles”), the Company shall have and may exercise all powers and rights which a limited liability company may legally exercise pursuant to the Ohio Limited Liability Companies Act,  Ohio Revised Code Chapter 1705 (the “Act”).

4.      Organizational Filings.

              (a)      Ohio.  The Managers have caused the Articles to be filed with the Secretary of State of Ohio pursuant to the Act, and shall cause the Company to comply with all other applicable requirements of the Act.

              (b)      Other States.  Prior to the Company’s beginning to conduct business in any jurisdiction other than the State of Ohio, if any, and if and to the extent required by the laws of such other jurisdiction, the Managers shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company authorized to do business in such jurisdiction.

              (c)      Cooperation.  At the request of any Member or Manager, each Member or Manager shall execute, acknowledge or verify and deliver all certificates and other instruments consistent with this Agreement which are necessary or appropriate to qualify, continue or terminate the qualification of the Company as a limited liability company in Ohio and/or as a foreign limited liability company authorized to do business in jurisdictions other than Ohio.

5.      Nature of Entity.  It is the intention of the Members that the Company, as a limited liability company, shall not constitute or be treated as a partnership, limited partnership or joint venture for any purpose other than for federal and state income tax purposes.  Except as otherwise specifically provided in this Agreement or required by applicable law, no Member or Manager shall be liable for any debts, obligations or liabilities of the Company, whether resulting from the judgment, decree or order of any court or otherwise.

6.      Principal Office and Place of Business.  The address, principal office and principal place of business of the Company shall be at 2280 West Henderson Road, Suite 215, Columbus, Ohio  43220, or at such other place as the Managers may designate from time to time.

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7.      Agent for Service of Process.  The Company’s agent for service of process in Ohio shall be such person as the Managers may designate from time to time by filing appropriate instruments with the Secretary of State of Ohio pursuant to the Act.

8.      Tax Matters Member.  A majority in interest of all Members shall, from time to time, designate one of the Members to be the Company’s “tax matters partner” for purposes of §6231(a)(7) of the Internal Revenue Code of 1986 (the “Code”).  The Member so designated (the “Tax Matters Member”) shall, at the expense of the Company, exercise the authority and carry out the responsibilities prescribed for a tax matters partner by §§6223 et seq. of the Code in accordance with those provisions and the Treasury Regulations (the “Regulations”) thereunder, including, without limitation, acting on behalf of the Company in administrative and judicial proceedings involving proposed adjustments to Company items and keeping all Members informed of such proposed adjustments.  Any other Member may, at its own expense, participate in such proceedings as permitted by those provisions of the Code and Regulations.  The Tax Matters Member shall advise all other Members in writing of any proposed settlement of such a proposed adjustment, of any requested extensions of any applicable statute of limitations and of any “final partnership administrative adjustment,” as that term is used in the above-referenced provisions of the Code.  Unless approved by a majority in interest of all Members, the Tax Matters Member shall not cause the Company to agree to any such proposed settlement or extension or to pursue judicial review of any such final partnership administrative adjustment.  The Tax Matters Member shall have no liability to the Company or any Member for any action taken or not taken by it in good faith in accordance with this Section 8.  Continental Capital Partners, Inc. is hereby designated by the Initial Members as the Company’s initial Tax Matters Member.

9.      Term.  The existence of the Company shall continue on a perpetual basis unless the Company is sooner terminated and liquidated and its affairs wound up pursuant to applicable provisions of the Act and applicable provisions of this Agreement.

FINANCIAL AND ACCOUNTING MATTERS

10.   Capital Contributions.

              (a)      Initial Capital Contributions.  Continental Capital Partners, Inc. has heretofore contributed certain cash and other property to the capital to the Company.  California Hydrocarbons Corporation has contributed to the Company the oil and gas wells more specifically identified in the Contribution Agreement.  In exchange for their respective contributions to the Company, the Initial Members have been issued those number of Units and Percentage Interests set forth opposite their names on Exhibit B attached hereto.

              (b)      Additional Members.  Any person admitted as a Member of the Company after the admission of the Initial Members shall make contributions to the capital of the Company as agreed upon at such time between the Company and such additional Member, as hereinafter provided.

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   (c)      Limitations.  Except as otherwise specifically provided in this Agreement or required by applicable law, (i) no Member shall be required to make any further contribution to the capital of the Company to restore any loss of the Company, to discharge any liability of the Company, to eliminate any negative Capital Account (as defined below) or for any other purpose; (ii) no Member or Manager shall be personally liable for any liabilities of the Company; (iii) no contribution or other amount credited to the Capital Account of any Member shall earn interest at any time; (iv) no Member shall have the right to demand the return of any capital contribution or any other amount credited to the Capital Account of such Member; (v) no Member or Manager shall be personally liable for the return of all or any part of any capital contribution or any other amount credited to the Capital Account of any Member, it being expressly understood by each Member that any such return shall be made solely from the assets of the Company; and (vi) no Member shall have any right to demand or receive property other than cash in return for such Member’s capital contribution or any other amount credited to the Capital Account of such Member, unless so requested in writing by such Member and approved in writing by the Managers, in their sole discretion.

   (d)      Credit to Capital Account.  Contributions to the capital of the Company by a Member, as provided in this Agreement, shall be credited to the Capital Account of such Member when received by the Company.

11.   Loans.  A Member or Manager may (but, unless otherwise specifically provided herein, shall not be obligated to) loan funds to the Company for use in the business operations of the Company.  Any loan made to the Company by any Member or Manager shall be at a commercially reasonable interest rate and on other commercially reasonable terms as shall be determined by agreement of the lending Member or Manager and a majority in interest of the other Members or Managers, and such lending Member or Manager shall be treated as a general creditor of the Company with respect to such loan.

12.   Fiscal Year and Accounting Methods.  The fiscal year of the Company shall be the calendar year.  The books of the Company shall be kept by the Managers in a manner consistent with the provisions of Sections 13, 15 and 16 and as otherwise determined to be appropriate based upon consultation with the Company’s accountants.

13.   Capital Accounts.  A single capital account (“Capital Account”) shall be maintained for each Member in accordance with the capital account accounting rules of §704(b) of the Code and the Regulations thereunder.  Each Member’s Capital Account balance as of the date of this Agreement is set forth on Exhibit B attached hereto.  Thereafter, a Member’s Capital Account (a) shall be credited with and increased by (i) such Member’s subsequent contributions of money, if any; (ii) the agreed net fair market value of property, if any, subsequently contributed by such Member; (iii) income and gain (including unrealized gain) allocated to such Member as provided in this Agreement; and (iv) such other amounts as may be required in order for the Capital Accounts to be considered to be determined and maintained in accordance with rules of Regulation §1.704-1(b)(2)(iv); and (b) shall be debited with and reduced by (i) distributions of money to such Member; (ii) the net fair market value of property, if any,

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distributed to such Member; (iii) losses and deductions (including unrealized loss) allocated to such Member as provided in this Agreement; and (iv) such other amounts as may be required in order for the Capital Accounts to be considered to be determined and maintained in accordance with the rules of Regulation §1.704-1(b)(2)(iv).

14.   Ownership Interests.  Ownership interests in the Company shall be denominated in “Units.”  (Fractional Units, rounded to the nearest one thousandth or third decimal place, may be issued by the Company if necessary to reflect the agreed upon number of Units to be issued in accordance with the terms of this Agreement.)  A Member’s “Percentage Interest,” rounded to the nearest one thousandth or third decimal place, shall be determined by dividing the number of Units owned by such Member by the total number of Units owned by all Members.  The Company shall, initially, issue four hundred fifty  thousand (450,000) Units to each Initial Member.  Each Unit shall evidence, represent and constitute ownership of the Percentage Interest, the Capital Account balance and other rights attributable to that Unit and shall be subject to the obligations attributable to that Unit, all as set forth in this Agreement.

15.   Fundamental Allocations.

   (a)      Computation of Profits and Losses.  Profits and losses of the Company shall be computed in the same manner as used by the Company for federal income tax purposes, except that (i) for purposes of computing gain, loss, depreciation and other items, property of the Company shall be considered to have a book value equal to its fair market value as most recently determined pursuant to Section 15(d); (ii) income of the Company exempt from tax, and expenses of the Company not deductible or not properly chargeable to capital for tax purposes, under the Code shall be included in the computation; and (iii) unrealized gain or loss shall be taken into account as provided in Section 15(d).

   (b)      Allocations.  Except as otherwise provided herein, net profits, net losses and credits of the Company shall be allocated to and among the Members in accordance with their respective Percentage Interests.

   (c)      Specific Items.  Specific items of Company income, gain, loss and deduction shall be allocated to and among the Members in proportion to the respective allocations of net profits and losses to and among such Members, except that each Member’s distributive share of depreciation, amortization and gain or loss with respect to any Company property, as computed for tax purposes, shall be determined so as to reflect the varying interests of the Members in unrealized gain or loss for prior periods, and otherwise to take into account the variation, if any, between the adjusted basis and book value of the property as required by §704(c) of the Code and the Regulations.

   (d)      Unrealized Gain or Loss.  On each Adjustment Date (as hereinafter defined), the properties of the Company (including any property being distributed by the Company) shall be considered to have been sold on such date at fair market value (as determined by the Managers, using their reasonable business judgment).  The unrealized gain or loss attributable to such deemed sale shall be allocated to and among the Members in accordance with Section 15(b).  The amount of any distribution in kind shall be considered to be the fair

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market value of the distributed property, as so determined.  As used in this Agreement, “Adjustment Date” shall mean the date of the liquidation of the Company within the meaning of Regulation §1.704-1(b)(2)(ii)(g) and each other date upon which there is (i) a distribution in kind of Company property; (ii) a contribution of money or other property (other than a de minimus amount) to the Company by a new or existing Member as consideration for an interest in the Company; or (iii) a distribution of money (other than a de minimus amount) by the Company to a withdrawing or continuing Member as consideration for an interest in the Company.

   (e)      Varying Interests.  If additional Units are issued, or if any Unit is transferred during any fiscal year, the net profits and losses and credits allocated to the Members for such year shall be determined on a daily, monthly or other basis, as selected by the Managers using any method permitted under Code §706 and the Regulations thereunder.  The transferee of a Unit shall succeed to the Capital Account attributable to the Unit so transferred.

16.   Special Circumstances Allocations.

   (a)      General.  The Code and Regulations impose a number of requirements that must be satisfied in connection with allocations made by the Company (including a requirement that, in order for an allocation of an item of income, gain, loss or deduction to be recognized for federal income tax purposes, the allocation must have substantial economic effect or otherwise must be in accordance with the Members’ interests in the Company).  It is the intention of the Members that all allocations made under this Agreement shall comply with those requirements and shall be made in manners consistent with Code §§704(b) and 704(c) and Regulations §§1.704-1 and 1.704-2.  In addition to any other steps which may need to be taken to implement that intention, and in connection with certain other special circumstances which might arise, allocations shall be made under the provisions of this Section 16, to the extent applicable, before making any allocations under Section 15.

   (b)      Incorporation of Certain Rules.  The “qualified income offset” rules, the “nonrecourse deduction” rules, the “partner nonrecourse deduction” rules, the “partner minimum gain” rules, the “partnership minimum gain” rules and the related “chargeback” rules of Regulations §§1.704-1 and 1.704-2 are incorporated in this Agreement by reference.  In addition, no loss or deduction shall be allocated to a Member if such allocation would cause or increase a deficit balance in such Member’s Capital Account, adjusted as described in Regulations §1.704-1(b)(2)(ii)(d)(3) et seq.  Any special allocations of items pursuant to such rules or otherwise made to implement the intentions stated in Section 16(a) shall be taken into account in computing and making subsequent allocations to and among the Members so that the net amount of any items so allocated and the profits, losses and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member under Section 15 if such special allocations had not occurred.

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   (c)      Certain Fee Payments to Members.  If and to the extent that any payments in the nature of fees made to a Member are finally determined by the Internal Revenue Service or otherwise to be distributions to a Member for federal income tax purposes (instead of being treated as fees), gross income shall be allocated to such Member in the amount of such distributions.

   (d)      Certain Imputed Interest.  If and to the extent that the Company is entitled to a deduction for interest imputed under any provision of the Code on any loan or advance from a Member to the Company (whether such interest is currently deducted, capitalized or amortized), such deduction shall be allocated solely to such Member.

17.   Elections.  The Managers, in their discretion, may cause the Company to make any election required or permitted to be made by the Company under the Code and applicable Regulations, including, without limitation, an election pursuant to §754 of the Code to adjust the basis of the Company’s assets for all transfers of Units.

18.   Current Distributions.  Except in the case of the winding-up distributions described in Section 19, distributions shall be made by the Company as follows:

   (a)      General.  From time to time (but not less often than within 90 days after the end of each fiscal year of the Company), the Managers shall, in their sole discretion, determine whether the Company has on hand cash sufficient to permit distributions to the Members.  In making such determinations, the Managers shall take into account reasonably anticipated needs of the business of the Company (including, without limitation, establishment of and additions to reserve accounts for obligations of the Company, for future capital expenditures by the Company and for any other purpose deemed by the Managers to be in the best interest of the Company).  At the discretion of the Managers (and after giving effect to the provisions of Section 15(d)), property of the Company may, in the sole discretion of the Managers, be distributed in kind.

   (b)      Distributions to Members.  Distributions, if any, pursuant to this Section 18 shall be made to the Members in accordance with their respective Percentage Interests.

19.   Distributions Upon Winding-Up.  Upon dissolution of the Company and the winding-up of the Company’s affairs in accordance with Section 31(b), the assets of the Company (after giving effect to the provisions of Section 15(d)) shall, subject to the requirements of applicable Ohio law, be applied and distributed in the following order of priority:

   (a)      Creditors.  To the payment of debts and liabilities of the Company to creditors of the Company (including those to Members other than liabilities to Members for distributions), including, without limitation, expenses of winding-up and the establishment of any reserves against liabilities and obligations of the Company which the liquidator, in the liquidator’s sole discretion, deems appropriate.

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   (b)      Members.  To the Members in accordance with, and in proportion to, their respective positive Capital Account balances.

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OPERATIONS

20.   Actions by the Members.

   (a)      General.  Whenever this Agreement requires the vote, consent, approval or other action by a specified fraction or percentage “in interest” of some or all of the Members, such requirement shall be satisfied if such vote, consent, approval or other action is provided or authorized by Members entitled to participate in such decision who own Units which represent at least the specified fraction or percentage of the total Units owned by all Members entitled to participate in such decision.  Unless otherwise specifically provided, any proposed decision or action shall require approval by a majority in interest of the Members entitled to decide or act upon such matter in order for such decision or action to be made or taken.  Except as otherwise specifically provided in this Agreement or required by applicable law, no Member shall be disqualified from participating in the making of any such decision or the taking of any such action solely because such Member has an interest in the outcome thereof.

   (b)      Meetings.  Unless hereafter required by the vote of a majority of interest of all of the Members, there will be no regularly scheduled annual or other meetings of the Members.  However a meeting of the Members may be called at any time upon at least ten days’ written notice (the “Meeting Notice”) to all of the Members given by any Manager or by a majority in interest of the Members.  The Meeting Notice shall specify the date and time for the meeting and the subject matters to be considered at the meeting.  Unless a location for the meeting is agreed upon in writing by all of the Members and specified in the Meeting Notice, such meeting shall be by teleconference with arrangements which permit each Member participating in the teleconference to hear (and to be heard by) each of the other participating Members.  A majority in interest of all Members (present in person or by written proxy) shall constitute a quorum for any meeting of the Members, and action may be taken at such meeting only with respect to matters directly related to the subject matters specified in the Meeting Notice, unless otherwise agreed upon at such meeting by all of the Members participating in the meeting.

   (c)      Written Action.  Any action of the Members set forth in writing and signed by the requisite percentage in interest of the Members shall be effective whether or not a meeting of Members has been called and held for the purpose of considering such action.

   (d)     Actions Binding.  Any action taken by the Members at a meeting or in writing, as described above, shall be binding and conclusive upon the Company and all Members and Managers, and a copy of the minutes of the meeting or of the written action in which such action was taken shall be certified to be true, accurate and complete by the Managers and shall promptly be provided by the Managers to all of the Members.

21. Management of the Company.

   (a)      General.  In general, and except as otherwise provided herein or by applicable law, the management of the Company shall be vested in the Managers (the

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“Managers”) designated by the Initial Members as provided in Section 21(b) hereof.  The Managers shall be responsible for the management of the Company, and no Member who is not a duly elected Manager or officer of the Company shall have any responsibility, right or power to take part in the control of the Company’s business or any authority or power to act or sign for or otherwise bind the Company or any other Member.

   (b)      Managers.  There shall be two (2) Managers of the Company, each to be designated by the respective Initial Members.  Continental Capital Partners, Inc. hereby designates Timothy W. Crawford to serve as its initial Manager designee, and California Hydrocarbons Corporation hereby designates Rashmi N. Yajnik to serve as its initial Manager designee.   Timothy W. Crawford and Rashmi N. Yajnik hereby accept such designation and agree to serve in such capacity, as described in this Agreement.

   (c)      Resignation and Removal.  A Manager shall remain in office until removed by the Initial Member designating such Manager.  A Manager may be removed at any time, with or without cause, by the written notice of the Initial Member that designated such Manager, delivered to the Company, demanding such removal and designating the person who shall fill the position of the removed Manager.  In the event a Manager dies or is unwilling or unable to serve as such or is removed from office by the Initial Member that designated such Manager, the Initial Member who originally designated such Member shall promptly designate a successor to such Manager.

   (d)      Powers and Authority.  Except as otherwise provided herein or by nonwaivable provisions of applicable law, the powers and authority of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers (with the consent of a majority of the Managers being required for action by the Managers).  Unless hereafter required by the vote of a majority of the Managers, there will be no regularly scheduled annual or other meetings of the Managers.  However, a meeting of the Managers may be called at any time upon at least ten days’ written notice (the “Meeting Notice”) given by any Manager to all of the other Managers.  The Meeting Notice shall specify the date and time for the meeting and the subject matters to be considered at the meeting.  Unless a location for the meeting is agreed upon in writing by a majority of the Managers and specified in the Meeting Notice, such meeting shall be by teleconference with arrangements which permit each Manager participating in the teleconference to hear (and to be heard by) each of the other participating Managers.  A majority of all Managers (present in person or by written proxy) shall constitute a quorum for any meeting of the Managers, and action may be taken at such meeting only with respect to matters directly related to the subject matters specified in the Meeting Notice, unless otherwise agreed upon at such meeting by a majority of the Managers participating in the meeting.  Any action of the Managers set forth in writing and signed by the requisite number of the Managers shall be effective whether or not a meeting of Managers has been called and held for the purpose of considering such action.  Any action taken by the Managers at a meeting or in writing, as described above, shall be binding and conclusive upon the Company and all Members and Managers, and a copy of the minutes of the meeting or of the written action in which such action was taken shall be certified to be true, accurate and complete by the Managers and shall promptly be provided by the Managers to all of

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the Members.  Subject to the foregoing, the powers and authority of the Managers shall include, without limitation, the power and authority:

   (i)      to enter into, make and perform contracts, agreements and other undertakings binding the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the Company and to make all decisions and waivers thereunder;

   (ii)     to open and maintain bank and investment accounts and arrangements, to draw checks and other orders for the payment of money and to designate individuals with authority to sign or give instructions with respect to those accounts and arrangements;

   (iii)    to maintain the assets of the Company in good order;

   (iv)    to collect sums due to the Company;

   (v)     to the extent that funds of the Company are available therefor, to pay debts and obligations of the Company;

   (vi)    to acquire, utilize for Company purposes and dispose of any asset of the Company;

   (vii)   to borrow money or otherwise commit the credit of the Company for Company activities and voluntary prepayments or extensions of debt;

   (viii)  to select, remove and change the authority and responsibility of lawyers, accountants and other advisers and consultants;

   (ix)     to obtain insurance for the Company;

   (x)      to make decisions concerning distributions by the Company of cash and other property as provided in Sections 18 and 19; and

   (xi)     to adopt, amend or restate bylaws for the Company.

   (e)      Limitations.  Except with the consent and approval of the Members, the Managers shall not:

   (i)      sell, lease, exchange or otherwise dispose of (other than by way of a pledge, mortgage, deed of trust or trust indenture) all or substantially all of the Company’s property and assets;

   (ii)     cause the Company to be a party to any merger, exchange or acquisition; or

   (iii)    amend or restate the Articles of the Company or, except as otherwise specifically permitted herein, this Agreement.

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   (f)       Officers.  From time to time, at the discretion of the Managers, the Managers may elect persons as officers of the Company, including, without limitation, a chief executive officer, a president, a secretary, a treasurer and such vice presidents, assistant secretaries and assistant treasurers as the Managers may deem desirable.  The officers of the Company need not be Members or Managers of the Company.  Subject to the provisions of any employment or other agreements (approved by the Managers) between such officer and the Company, each officer so elected shall serve in that capacity at the pleasure of the Managers, and may be removed from such office by the Managers at any time for any reason, with or without cause.  The officers so elected by the Managers shall have such powers, duties and responsibilities as would be customary for officers of corporations with corresponding titles and as otherwise may reasonably be assigned to them, from time to time, by the Managers.

   (g)      Duties of the Managers.  The Managers shall manage or cause to be managed the affairs of the Company in a prudent and businesslike manner, devoting such portion of their time and effort to Company affairs as may reasonably be required for the effective management of such affairs; provided, however, that it is expressly understood and agreed that the Managers shall not be required to devote their entire time or effort to the business of the Company and shall not be restricted in any manner from participating in any other business or activities, except as otherwise provided in this Agreement.  The Managers also shall cause to be filed such certificates and shall do such other acts as may be required by law to qualify and maintain the Company as a limited liability company under the laws of the State of Ohio and of any other jurisdiction in which the Company transacts business.

22.   Bank Accounts.  All cash receipts and other funds of the Company shall be deposited to one or more bank accounts in the name of the Company at one or more banks or other depositories selected by the Managers from time to time.  Checks and other withdrawals from such accounts may be signed by any one or more of the Managers or by any one or more other persons who may be selected by the Managers from time to time.  All funds of the Company shall be used solely for Company purposes and shall not be commingled with funds of any Manager, Member or other person.

23.   Records and Reports.

   (a)      Records.  The Managers shall keep or cause to be kept proper books of account in accordance with Section 12 and in such other manner as the Managers and the Company’s accountants determine to be appropriate.  The Managers shall promptly enter or cause to be entered in the Company’s books a full and accurate record of each transaction made by the Managers on behalf of the Company.  All books of account, with all other written records and other documents of the Company, shall be maintained at the principal office of the Company or at any other location in Ohio that may be selected by the Managers from time to time, and shall be open to the reasonable inspection and copying by any Member or such Member’s duly authorized representative, as provided in Section 23(c).

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   (b)      Annual Reports.  Within 90 days after the end of each fiscal year, the Managers shall cause to be prepared and delivered to each Member (i) financial statements of the Company for that year, including an income statement, balance sheet, statement of cash flow and statement of changes in Members’ equity, with a summary for each Member; and (ii) federal and other applicable income tax returns of the Company for that year, including Schedules K-1 for all Members.

   (c)      Inspections.  Any Member shall have the right to inspect and copy, at such Member’s own expense, any of the Company’s records required to be maintained pursuant to the Act, at such Member’s reasonable request and during regular business hours.

   (d)      Other Information.  The Managers shall keep the Members informed generally of the transactions entered into by the Managers on behalf of the Company.  In addition, each Member shall furnish the Managers full information and account of any and all transactions and matters within that Member’s knowledge affecting or relating to the Company’s business or purposes.

24.   Compensation.  A person serving as a Manager shall be entitled to receive compensation for services rendered to the Company as a Manager only if and as approved from time to time by a majority in interest of the Members (or, if the Manager also is a Member, by a majority in interest of the other Members).  A person serving as an officer shall be entitled to receive compensation for services rendered to the Company as an officer only if and as approved from time to time by the Managers (or, if the officer also is a Manager or Member, by a majority in interest of the Members or other Members, as the case may be).  All Managers and officers shall be entitled to reimbursement of reasonable expenses incurred by them on behalf of the Company.

25.   Reliance on Acts of the Managers and Officers.  No financial institution or any other person dealing with the Managers or officers of the Company shall be required to ascertain whether a Manager or officer is acting in accordance with this Agreement, but such financial institution or such other person shall be protected in relying solely upon the assurances of, and the execution and delivery of documents by, a Manager or officer.

26.   Indemnification.  Each Member, Manager and officer of the Company is hereby indemnified by the Company with respect to the matters described in, to the full extent permitted by and in accordance with the provisions of §1705.32 of the Act.  Notwithstanding the foregoing, the Company shall not indemnify (i) a Member with respect to any dispute among the Members or among the Company and any Members arising out of this Agreement or any other agreement among such Members and the Company, or (ii) any Manager or officer with respect to any dispute between such Manager or officer and the Company arising out of any agreement between the Company and such Manager or officer.

FUNDAMENTAL CHANGES

27.   Additional Members.  Additional persons may be admitted to the Company as Members, and Units (of any existing or new classes) may be created for issuance to such

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persons, on such terms and conditions as the Managers may determine, including, without limitation, the contributions to be made to the capital of the Company in exchange for such Units.  Prior to offering any such newly authorized Units for sale to any such persons, such Units shall first be offered to all of the then existing Members.  For a period of 30 days after receipt of such a written offer from the Managers, each Member shall have the right to elect, in writing, to purchase a proportionate part of the offered Units (determined by dividing the Units of all classes then owned by such Member by the total number of Units of all classes outstanding at such time) on the terms and conditions specified in the offer.  If the existing Members do not elect to purchase all of the offered Units, as described above, the Managers may proceed with the issuance of the remaining Units to such other persons as the Managers may choose, on the terms and conditions specified in the offer.

28.   Withdrawal.  Section 1705.43(C) of the Act shall apply to the Company.  Accordingly, the withdrawal of a Member shall not cause the dissolution of the Company.  Section 1705.16 of the Act shall apply to the Company.  Accordingly, except as otherwise provided herein, a Member shall not have any right or power to voluntarily withdraw from the Company as a Member or any right (under any provision of the Act or otherwise) to receive any payment or compensation for such Member’s Units upon withdrawal from the Company, whether or not the withdrawal is in violation of this Agreement and whether or not the withdrawal is voluntary or involuntary.  Notwithstanding the foregoing, at such time as a Member has completed the Transfer of ownership of all (but not less than all) of such Member’s Units in a manner permitted by Section 29, such Member shall automatically be treated as having withdrawn from the Company effective as of the date of such Transfer, whether or not any transferee of such Units has become a substituted Member of the Company.

29.   Transfer of Units.

   (a)      Restrictions.  For purposes of this Agreement, the term “Transfer” and other forms of that word shall mean and refer to any sale, exchange, gift or other disposition and any pledge, mortgage or other encumbrance.  Except as otherwise specifically provided in this Agreement, Transfers of Units shall be permitted only if approved in advance in writing by a majority in interest of other Members (which consent may be arbitrarily withheld by any Member).  Notwithstanding the fact that any required consent to a Transfer of Units has been obtained, or that consent to a Transfer of Units is not required, a Transfer of Units shall be invalid and ineffective as to the Company and all other Members, and the Company shall not recognize the Transfer for any purpose, unless and until:

   (i)      A written instrument of Transfer in a form reasonably satisfactory to the Managers is executed and filed with the Company;

   (ii)     Payment is made to the Company of its reasonable expenses in connection with the Transfer, or such payment is waived by the Managers;

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   (iii)    All requirements of applicable state and federal securities laws have been complied with to the satisfaction of the Managers, and the Managers are reasonably satisfied that such Transfer will not result in the Company’s loss of any federal or state exemption from registration of the sale of securities previously relied upon by the Company; and

   (iv)    The Managers are reasonably satisfied that such Transfer will not, for federal income tax purposes, result in termination of the Company, or will not result in any material adverse tax consequences to any Member if such a termination were to result.

   (b)      Substitution.  If a Transfer has been made as permitted by Section 29(a), and if the instrument of Transfer states the desire of the transferor Member and of the transferee for the transferee to become a substituted Member of the Company with respect to the Units Transferred, such transferee shall be admitted as a substituted Member of the Company (i) upon execution and delivery to the Managers of an agreement reasonably satisfactory to the Managers pursuant to which such transferee accepts and agrees to be bound by all the terms and provisions of this Agreement, and (ii) if consent to such Transfer was required and obtained pursuant to Section 29(a), the persons granting such consent also consent in writing to such substitution (which consent may be arbitrarily withheld).  If the foregoing requirements for substitution have not been satisfied, the transferee of the Units involved shall not be admitted as a substituted Member of the Company, but shall have only such allocation, distribution and other rights with respect to such Units as are provided by the Act in the case of a transferee who is not a member of a limited liability company (an “Assignee”) and shall have no voting or other rights under this Agreement with respect to such Units.

   (c)      Transfers in Violation.  Any attempted Transfer of Units that does not comply with the provisions of this Section 29 or of Section 30 shall not be recognized by the Company, shall be null and void and shall not bind the Company or any Member.

30.   Purchase Rights.

   (a)      Proposed Sale.  In the event any Member, any Assignee or any personal representative, fiduciary or other legal representative of any Member or Assignee, including any insolvent, dissolved or deceased Member or Assignee (in any case, the “Transferor”), proposes to sell all or any part of such Member’s or Assignee’s Units to any person (a “Third Party”), the Transferor shall obtain from such Third Party a bona fide written offer (the “Offer”) to buy such Units.  The Offer shall be irrevocably open for acceptance by the Transferor for a stated period of time ending not sooner than 60 days after the Transferor gives notice (the “Transfer Notice”) to the Company and all of the Managers concerning the Units proposed for transfer (the “Offered Units”), and the Transferor shall have paid the Third Party adequate consideration for such Third Party’s agreement for the Offer to remain irrevocable for such stated period of time.  The Transfer Notice shall enclose a signed original or photocopy of the Offer, and the Transferor shall promptly provide the Company and the Managers with all information concerning the

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Third Party and the terms and conditions of the Offer which may reasonably be requested by the Company and the Managers and which are in the possession of or reasonably available to the Transferor.  The Transfer Notice shall constitute an offer by the Transferor to the Company (or to any other person designated by the Company) to transfer the Offered Units to the Company or its designee for the purchase price (i) set forth in the Offer, or (ii) if the Company so elects, in its sole discretion, equal to the Fair Value thereof, determined as provided in Section 30(b).  The Company or its designee shall have the right, but not the obligation, to acquire all, but not less than all, of the Offered Units under the provisions of Section 30(c) and (d).  If the Company does not elect to acquire all of the Offered Units as provided above, the Transferor shall have the right to sell and transfer the Offered Units to the Third Party within 60 days after the date upon which the Transferor gave the Transfer Notice; provided, however, that any sale and transfer to the Third Party shall not be made at a lesser price or on more favorable terms than those set forth in the Offer.  Such Third Party shall then be deemed an Assignee of the Offered Units and shall be subject to the provisions of Section 29.

   (b)      Other Proposed Transfers.  In the event any Transfer of Units by any Member, any Assignee or any personal representative, fiduciary or other legal representative of any Member or Assignee, including any insolvent, dissolved or deceased Member or Assignee (in any case the “Transferor”) is proposed to be made (other than by sale) to any person (a “Third Party”), the Transferor shall give written notice (the “Transfer Notice”) to the Company and all of the Managers of the proposed Transfer of such Units (the “Offered Units”).  The Transfer Notice shall constitute an offer by the Transferor to the Company (or to any other person designated by the Company) to transfer the Offered Units to the Company or its designee for a purchase price equal to the Fair Value thereof.  The Company or its designee shall have the right, but not the obligation, to acquire all, but not less than all, of such Offered Units under the provisions of Section 30(c) and (d).  As used herein, the “Fair Value” of Offered Units shall be an amount equal to the amount which would be distributed with respect to the Offered Units if (i) the business and all property of the Company (real, personal, tangible and intangible) were sold at fair market value as a going concern; (ii) all debts and liabilities of the Company were paid in full at book value; and (iii) the Company were terminated and liquidated, and all of its assets were applied and distributed in accordance with the provisions of Section 19.  The fair market value of the Company’s business and property shall be determined by agreement of the Company (or its designee) and the Transferor; provided, however, that if they cannot agree, the fair market value shall be determined by appraisal, as described in Section 35, or by any other mutually agreed upon method.  Unless otherwise agreed, Fair Value and fair market value shall be determined as of the last day of the month which preceded or coincided with the date upon which the Transfer Notice was given by the Transferor.  If the Company does not elect to acquire all of the Offered Units as provided above, the Transferor shall have the right to transfer the Offered Units to the Third Party, within 60 days after the date upon which the Transferor gave the Transfer Notice.  Such Third Party shall then be deemed an Assignee of the Offered Units and shall be subject to the provisions of Section 29.  Notwithstanding the preceding provisions of this Section 30(b) or any other provision of this Agreement to the contrary, if (i) Timothy W. Crawford or Rashmi N. Yajnik (each a “Principal” of his respective Initial Member) dies or (ii)

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either Principal, while living, ceases to own more than 50% of the total voting power of his respective Initial Member as represented by such Initial Member’s then outstanding voting securities, then such event shall constitute a Transfer for purposes of this Section 30(b) obligating such Initial Member (the “Transferring Initial Member”) to provide the other Initial Member (the “Recipient Initial Member”) with a Transfer Notice, and upon receipt of such Notice the Recipient Initial Member or its designee shall have the right to purchase all of the Units (including all membership and economic rights attributed thereto) then owned by the Transferring Initial Member for Fair Value in accordance with the provisions of Section 30(c) and (d) of this Agreement (subject to the same terms and conditions afforded the Company in each instance therein).

   (c)      Exercise of Rights.  The right of the Company (or its designee) to purchase Offered Units pursuant to Section 30(a) or (b) shall expire 45 days after the date upon which the Company receives a Transfer Notice, unless written notice of exercise is given by the Company to the Transferor on or before the last day of such period.

   (d)      Closing and Payment.  The closing of the purchase of any Offered Units which is subject to this Section 30 shall take place (at a time and place reasonably specified by the Company) within 30 days after the later of (i) the exercise by the Company (or its designee) of its purchase rights under Section 30(c) or, (ii) if applicable, the date when Fair Value finally is determined under Section 30(b).  At the closing, the Transferor shall assign and transfer the Offered Units to the purchaser thereof free and clear of all encumbrances and other claims.  Any purchase price based upon the terms and conditions offered by a Third Party in the Offer shall be payable in accordance with such terms and conditions.  Any purchase price payable based upon Fair Value, as described in Section 30(b), shall be payable in cash at closing or, at the election of the Company or its designee, 30% in cash at closing and the balance by execution and delivery of the purchaser’s negotiable promissory note dated as of the closing date, providing for payment of the balance of the purchase price in five consecutive equal annual installments of principal, one installment being payable on each of the first five anniversaries of the closing date, until paid in full.  Such note shall provide for the payment of interest with each annual payment of principal, computed to the date of payment upon the declining unpaid principal balance, at a floating rate equal to the prime rate of interest as published in The Wall Street Journal from time to time (the “Prime Rate”).  Such note shall permit all or part of the principal to be prepaid at any time without penalty, shall provide for acceleration of all future payments in the event of default in making any payment when due (but only if such default continues for more than five days after the maker’s receipt of written notice of default from the holder of such note) and shall provide that all payments on the note shall be credited, first, to interest accrued to the date of payment and, then, to installments of principal in the order of maturity.  In the case of any purchase by a designee of the Company, said note shall be unconditionally guaranteed by the Company.

31.   Push/Pull Provision.  Notwithstanding any other provision of this Agreement and subject to the provisions of this Section 31, if at any time after the date of this Agreement, any Member (the “Offeror”) wishes to sell all of the Offeror’s Units or purchase all of the Units of any other Member (the “Offeree”), then the Offeror shall deliver to the Offeree a written offer

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(a “Push/Pull Offer”) to purchase the Units of the Offeree at a specified cash price (the “Mandatory Purchase Price”) or to sell the Offeror’s Units to the Offeree at the Mandatory Purchase Price.  The Mandatory Purchase Price is to be expressed as a dollar amount to be paid in cash per Unit.  Any Member who makes a Push/Pull Offer must offer to sell all of the Offeror’s Units or purchase all of the Units of the Offeree.  The Offeror will, simultaneously with the delivery of the Push/Pull Offer to the Offeree, deliver to all other Members a copy of the Push/Pull Offer.  The Offeree will elect to either (i) sell the Offeree’s Units to the Offeror for the Mandatory Purchase Price or (ii) purchase the Units of the Offeror for the Mandatory Purchase Price.  The election of the Offeree is binding upon the Offeror.  The Offeree has 30 days from and after the receipt of the Push/Pull Offer to notify the Offeror in writing of the Offeree’s election.  The failure of the Offeree to give the notice is deemed an election to sell the Offeree’s Units to the Offeror.  The closing of any purchase or sale under this Section 31 will occur 60 days after the receipt by the Offeree of the Push/Pull Offer, at which time the Mandatory Purchase Price will be paid, the Units being sold will be delivered to the purchasing Member free and clear of all liens and encumbrances, and any other instruments or documents deemed reasonably necessary by the Member purchasing any of the Units relating to the transfer or assignment of the Units being sold will be delivered.  Any Units sold pursuant to this Section 31 remain subject to the terms and conditions of this Agreement.  Only one Push/Pull Offer may be outstanding at any time.

32.   Dissolution.

   (a)      General.  The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

   (i)      The written agreement of a majority in interest of the Members to dissolve the Company.

   (ii)      At any time when there are no remaining Members of the Company.  (In any other situation where, following the withdrawal of any Member, there is at least one remaining Member, the Company shall not be dissolved, and the business and existence of the Company shall be continued by such remaining Member(s).)

   (iii)    The entry of a decree of judicial dissolution of the Company under §1705.47 of the Act.

   (iv)    The sale or other disposition of all or substantially all of the assets of the Company.

   (b)      Liquidation and Termination.  Upon dissolution of the Company, the Managers shall act as the liquidator or may appoint one or more of the Managers to act as the liquidator.  (If there are no Managers then serving, a majority in interest of the remaining Members shall select one or more persons to act as the liquidator.)  The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of liquidation shall be borne as a Company expense.  Until final distribution, the liquidator shall continue to operate the Company properties with all of the power

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and authority of the Managers.  A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from liquidation.  The liquidator, as promptly as possible after dissolution and again after final liquidation, shall cause a proper accounting to be made by a certified public accounting firm of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable, and shall apply the proceeds of liquidation as provided in Section 19 and in accordance with the time requirements of §1.704-1(b)(2)(ii)(b)(2) of the Regulations.  If, in the reasonable judgment of the liquidator, it will not be possible or prudent to complete the liquidation of the Company’s assets and the distributions to the Members within that prescribed time period, the liquidator shall, on or before the last day of such period, distribute all remaining assets and liabilities of the Company to a trust, with the liquidator or such other person as the liquidator may appoint serving as the trustee thereof, for the purpose of complying with such timing requirements.  The trustee of said trust shall, thereafter, proceed with the completion of the liquidation of said remaining assets in the manner described in this Section 32(b) and with the application of the proceeds therefrom in the manner described in Section 19, and the trust shall be terminated as promptly as possible after completing all such actions.

   (c)      Final Accounting.  Each of the Members shall be furnished with a statement prepared by the Company’s accountants, which shall set forth the assets and liabilities of the Company as of the last day of the month which includes the date of dissolution and shall provide relevant information concerning the application and disposition of such assets and the proceeds thereof.  Upon compliance by the liquidator with the foregoing provisions, the liquidator shall execute and cause to be filed Articles of Dissolution and any and all other documents necessary with respect to termination and cancellation of the Company under the Act.

33.   Amendments.

   (a)      By the Managers.  This Agreement may be amended by the Managers, without the consent or approval of the Members, if such amendment (i) is solely for the purpose of reflecting the admission of additional Members or substituted Members who have been admitted as additional or substituted Members of the Company in accordance with the terms of this Agreement; or (ii) is, in the opinion of counsel for the Company, necessary or appropriate to satisfy requirements of the Code or Regulations or of any federal or state securities laws or regulations.  Any amendment made pursuant to Section 33(a)(ii) may be made effective as of the date of this Agreement.

   (b)      Other Amendments.  Except as otherwise provided in this Section 33, amendments to this Agreement shall require the written consent of all of the Members.

   (c)      Notice of Proposed Amendments.  A copy of any amendment proposed to be made pursuant to this Section 33 shall be provided to each Member by the Managers at least 15 days prior to its proposed adoption date.

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MISCELLANEOUS

34.   Notices.  Any notice, election or other written communication required or desired to be given hereunder shall be deemed given or made at such time as it (i) is delivered personally to the intended recipient, or (ii) is delivered to Federal Express, UPS or any similar express delivery service, or is deposited in the United States mails, by registered or certified mail, return receipt requested, bearing proper postage, addressed to the intended recipient at the address set forth on the signature page(s) of this Agreement (in the case of any communication to a Member) or the address of the principal office of the Company (in the case of any communication to the Company).  Any Member or the Company may specify some other address for the receipt of such written communications by giving written notice of such change to the other Members.  Although a notice, election or other communication shall be deemed given or made when delivered to an express delivery service or deposited in the mails as provided above, any time period that is to begin running by reason of such communication shall not commence until such communication actually is received by the intended recipient.

35.   Time Periods.  In the case of any time period which, pursuant to the terms of this Agreement, begins to run upon receipt of any notice or the occurrence of any other act or event, the day after such receipt or occurrence shall constitute the first day of such period, and such period shall expire at midnight of the last day of such period.

36.   Appraisal.

   (a)      Appraisers.  If, at any time, this Agreement shall require the determination of any value by appraisal, each appraiser appointed in accordance with the provisions of this Section 36 shall be independent and shall have substantial experience in valuing assets and business operations of the type involved, and one or more such appraisers shall be appointed to determine such value, as follows:

   (i)      A single appraiser shall be appointed by agreement of the parties on each side of the issue (each “Side”), if they are able to so agree within 10 days after either Side submits a written request to the other  Side requesting the other Side to so agree.

   (ii)     If the Sides are unable to agree upon a single appraiser, as described in the preceding subparagraph (i), the Sides each shall appoint one appraiser within 10 days after either Side submits to the other Side a written notice of appointment of one appraiser and requesting such other Side to appoint a second appraiser.

   (iii)    If the other Side fails or refuses to make a timely appointment of the second appraiser, as described in the preceding subparagraph (ii), the single appraiser appointed by the Side giving the notice described in said subparagraph shall make the required determination of value.

   (b)      Determination.  If a single appraiser is appointed to make the determination of value, that appraiser shall issue a written final report promptly following the

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completion of such determination.  If two appraisers are appointed to make such determination, and if they agree on such value, they shall issue a single written final report promptly following the completion of such determination.  If the two appraisers cannot agree, they shall issue separate written interim reports promptly following the completion of their respective determinations, and they shall appoint a third appraiser who shall make a separate determination of value and issue a separate written report (which shall constitute the final report in this situation) promptly following the completion of such determination.  If the value determined by the third appraiser (i) is greater than the higher of the first two appraisals, then the higher of the first two appraisals shall be the value; or (ii) is less than the lower of the first two appraisals, then the lower of the first two appraisals shall be the value; or (iii) is between the first two appraisals, then the average of all three appraisals shall be the value.  A final determination of value by the appraiser(s) in accordance with this Section 36 shall be final, binding and conclusive upon all parties hereto and upon all other persons, if any, claiming through such parties.  All costs of any appraisals (including the fees of the appraisers) under this Section 36 shall be borne equally by the Sides, except that each such Side shall be separately responsible for the fees of the appraiser appointed by such Side pursuant to Section 36(a)(ii), unless the provisions of Section 36(a)(iii) apply.

   (c)      Sides.  This Section 36 contemplates that there will only be two sides to any particular issue.  If any contention is made that there are more than two sides to an issue, that contention shall be resolved by dividing the parties into two Sides by grouping together those parties most closely aligned with each other.

37.   Arbitration.

   (a)      General.  Except as hereinafter specifically provided, any dispute, controversy or claim arising out of or relating to this Agreement (expressly including the scope, interpretation, validity, construction, performance, breach or enforceability of this Section 37 or any other provision of this Agreement) between or among persons who are parties to and bound by this Agreement (the “Parties”) shall be settled by final and binding arbitration to be held, and the award made, in Franklin County, Ohio, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect (the “Rules”).  In arbitration proceedings under this Section 37, the Parties shall be entitled to discovery in accordance with the Ohio Rules of Civil Procedure then in effect, and such proceedings otherwise shall be governed by the AAA Rules and by federal arbitration law (without reference to state arbitration law).  Except as provided in the preceding sentence in the case of procedural matters, Ohio law shall be applicable to the merits of all issues, without reference to the rules of conflicts of law.  Each Party hereby irrevocably consents to the jurisdiction and venue of the arbitrator and arbitration process described in this Section 37 and hereby waives any objections or defenses relating to such jurisdiction and venue with respect to any proceeding rightfully initiated under this Section 37.

   (b)      Authority.  In general, the arbitrator shall only have the authority to award the types of remedies and relief (excluding ex parte relief) that a Common Pleas Court in

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the State of Ohio could order or grant, including, without limitation, specific performance of obligations created under this Agreement, the issuance of temporary injunctions and other interim relief measures, the issuance of permanent injunctions and the imposition of sanctions for the abuse or frustration of the arbitration process, but specifically excluding the award of punitive damages.

   (c)      Selection of Arbitrator.  Upon a Party’s initiation of the arbitration process by a written demand for arbitration (the “Demand”) the Parties shall attempt to agree upon the nomination of one arbitrator to be submitted for confirmation by the AAA.  If the Parties fail to submit such an agreed upon nomination to the AAA within 30 days from the date of the Demand, the single arbitrator shall be appointed by the AAA in accordance with the AAA Rules.

   (d)      Determination.  The arbitrator shall issue a final written decision setting forth the statement of facts, the rules of law applied and the reasons for the decision.  The arbitrator shall apportion to each Party involved in the arbitration proceeding such share as the arbitrator may deem just and equitable under the circumstances of all costs incurred in conducting the proceeding (including attorneys fees and witness fees, if any, incurred by all persons involved in the proceeding).  A decision in any arbitration proceeding under this Section 37 shall apply both to the particular question submitted and to all similar questions arising thereafter; shall be binding and conclusive upon all persons with any interest in such determination; and shall be enforceable in any court having jurisdiction over the Party to be charged.

   (e)      Exceptions.  Arbitration under this Section 37 shall not be applicable in the case of any determination of value which is to be made by appraisal under this Agreement.  A Party who believes, in good faith, that it is necessary to do so in order to protect the rights and interests of said Party, may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief without breach of this Section 37 and without abridgement of the powers or authority of the arbitrator.  If a Party is pursuing a claim against, or is defending against a claim by, any other person who is not a Party to this Agreement in a court proceeding or in an arbitration proceeding other then arbitration under this Agreement, and if the rules in such proceeding permit such Party to join any other Party to this Agreement in such proceeding, doing so will not be a violation of this Section 37.

38.   Entire Agreement.  Except as otherwise specifically indicated herein, this document contains the entire agreement of the parties and supersedes any and all prior understandings, agreements, representations and negotiations between them respecting the subject matters hereof.

39.   Successors in Interest.  Except as otherwise provided herein, all provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Company, the Members and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

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40.   Counterparts, Facsimiles and Electronic Mail.  This Agreement and any other documents related to this Agreement may be executed in several counterparts, and each executed counterpart shall be considered as an original of this Agreement or such other document, as the case may be.  A counterpart executed and transmitted by facsimile device or electronic mail by any person to the intended recipient thereof shall constitute and be accepted as an executed and delivered original of this Agreement or such other document, as the case may be.

41.   Severability.   In the event any provision of this Agreement or any application thereof is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the other provisions hereof and of any other application of the specific provision involved shall not be affected or impaired in any manner.

42.   Captions.  The captions at the beginnings of the sections and paragraphs of this Agreement are not part of the context of this Agreement, but are merely labels to assist in locating those sections and paragraphs, and shall be ignored in construing this Agreement.

43.   Additional Documents.  Each Member shall, and shall cause the Company to, execute, acknowledge or verify and deliver any and all documents from time to time reasonably requested by the Company or any other Member to carry out the purposes and intent of this Agreement.

44.   Indemnification.  If any Member violates any provision of this Agreement, then, in addition to being subject to all other remedies, liabilities and obligations imposed upon that Member for such violation under this Agreement or under any applicable law, that Member shall indemnify the Company and the other Members against any and all liabilities, losses, damages, claims, costs and expenses of any kind whatsoever relating to or arising directly or indirectly out of or by reason of any such violation (including, without limitation, consequential damages; legal fees and other costs and expenses of prosecuting or defending claims or controversies, whether litigated or unlitigated; and interest on any such liabilities, losses, damages, claims, costs and expenses from the date paid at a rate equal to the Prime Rate, plus two percentage points).

45.   No Third Party Benefit.  Except as otherwise specifically provided herein, this Agreement is intended for the exclusive benefit of the Company and the Members and their respective successors and permitted assigns, and nothing contained in this Agreement shall be construed as creating any right or benefit in or to any third party.

46.   Genders and Numbers.  When permitted by the context, each pronoun used in this Agreement includes the same pronoun in other numbers or genders, and each noun used in this Agreement includes the same noun in other numbers.

47.   Timeliness.  Time shall be of the essence with respect to the satisfaction of any conditions to the rights of the Members under this Agreement and with respect to all other times specified in this Agreement.

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48.   Non-Waiver.  No failure by the Company or any Member to insist upon strict compliance with any term of this Agreement or to exercise any option, enforce any right or seek any remedy upon any default of any other person shall affect, or constitute a waiver of, the Company’s or such Member’s right to insist upon such strict compliance, exercise that option, enforce that right or seek that remedy with respect to that default or any prior, contemporaneous or subsequent default; nor shall any custom or practice at variance with any provision of this Agreement affect, or constitute a waiver of, the Company’s or any Member’s right to demand strict compliance with all provisions of this Agreement.

49.   Compliance with Securities Laws.  In addition to the restrictions on Transfers of Units under other provisions of this Agreement, no such Unit may be sold or otherwise Transferred unless and until (a) such Unit has been registered under all applicable federal and state securities laws pursuant to an effective registration statement which contemplates the proposed Transfer and complies with the then-applicable regulations, rules and administrative procedures and practices of any applicable federal and state securities commission or regulator, or (b) the Company has received (or, in its sole discretion, has waived its right to receive) a legal opinion of, or satisfactory to, its legal counsel that no such registration is required.

50.   Survival.  If any provision of this Agreement establishes, with respect to any Member or the Company, any rights and/or obligations which are to be in effect after the termination or expiration of this Agreement, such provision shall survive the termination or expiration of this Agreement and shall be binding upon all persons affected by such provision for such period of time as may reasonably be required in order to give full effect to the intended application of such provision.

51.   Venue.  The Company and the Members hereby designate the courts sitting in Franklin County, Ohio, as the courts of proper and exclusive subject matter and personal jurisdiction and venue of and for any and all actions and proceedings relating to this Agreement; hereby irrevocably consent to such designation, jurisdiction and venue; hereby waive any objections or defenses relating to jurisdiction or venue with respect to any action or proceeding initiated in any of said courts; and agree that service of process or notice in any such action or proceeding shall be effective if delivered or mailed in accordance with the notice provisions of this Agreement.  In the case of any matter which is to be determined by appraisal or arbitration under this Agreement, an action or proceeding may be initiated in such courts only for the purpose of enforcing the determination resulting from such appraisal or arbitration process, and not for the purpose of appealing or otherwise modifying the substance of such determination.

52.   Applicable Law.  The Company is being formed under the laws of the State of Ohio, and all rights, duties and obligations of the Company and of the Members under this Agreement shall be determined in accordance with the laws of said State.

53.   Attachments.  All schedules, exhibits and other attachments (including all duly authorized substitutions and replacements therefor) referred to in, and attached to, this Agreement are hereby incorporated in this Agreement by reference.

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54.   Representations of Members.  Each Member represents and warrants to the Company and to all other Members as follows:

   (a)      Evaluation of Investment.  Such Member (i) has received, has read and understands this Agreement; (ii) has been given access to all documents and other information requested by such Member and such Member’s representatives in connection with such Member’s purchase of Units and the other transactions contemplated by this Agreement; (iii) has been given the opportunity to ask questions and receive answers from the Company concerning the Company, all documents referred to in this Agreement and all transactions contemplated by this Agreement, and has had all such questions answered to the satisfaction of such Member; (iv) has been supplied all additional information requested and deemed necessary by such Member to verify the accuracy of all information provided; (v) is familiar with the financial condition, business and financial affairs of the Company, and is not relying upon any representations or warranties of the Company or any of its Members or Managers in connection with the purchase of any Units or any other transactions contemplated by this Agreement; (vi) has such knowledge and experience in financial and business matters as to make such Member capable of evaluating the merits and risks of such Member’s investment in the Units; and (vii) is able and willing to bear the economic risks and obligations associated with such Member’s investment in the Units, and recognizes that there is a risk of loss of the entire investment in the Units, as well as a risk of loss with respect to funds loaned to the Company by any Member and indebtedness of the Company guaranteed by any Member.

   (b)      No Registration or Marketability.  Such Member understands that (i) the Units have not been registered under any federal or state securities laws (in reliance upon certain exemptions provided under such laws and applicable regulations), and such Units may not be sold or otherwise transferred unless and until they have been so registered, or the Company has received an opinion of, or satisfactory to, its counsel that no such registration is required; (ii) such Member has no right to require any such registration or any efforts to make available any exemption from registration; (iii) no public agency has reviewed the accuracy or adequacy of the information furnished to such Member in connection with such Member’s purchase of Units; (iv) there will be no public market for the Units, the Units will not be readily salable, and it may be impossible for such Member to sell or otherwise dispose of any of the Units; (v) the Units are subject to other restrictions on their transfer under other provisions of this Agreement; and (vi) such Member should not purchase Units unless such Member can fully provide for such Member’s current and potential future needs solely from assets other than such Member’s investment in the Units.

   (c)      Long-Term Investment.  Such Member is acquiring the Units for such Member’s own account, for long-term investment purposes only, and not with a view toward resale, distribution, division or sharing with others within the meaning of applicable securities laws.  Such Member does not presently have any reason to anticipate any change in such Member’s financial or other circumstances, or any other event, which may necessitate or require such Member’s sale or distribution of all or any part of the Units.

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   (d)      Accredited Investors.  Such Member is an “accredited investor”, as that term is defined in §501(a) of Regulation D promulgated under the Securities Act of 1933.

   (e)      Suitability of Investment.  Such Member (i) has been advised by representatives of the Company to consult with such Member’s tax advisor regarding the potential tax consequences of the transactions contemplated by this Agreement; and (ii) has carefully considered (and, to the extent deemed necessary, has discussed with such Member’s legal, tax, financial and other professional advisors) the suitability of an investment in the Units for such Member’s particular tax and financial circumstances, and has determined that the Units are a suitable investment for such Member.

55.   Termination of Original Operating Agreement.  Immediately following the execution and delivery of this Agreement, the Original Operating Agreement shall terminate and be of no further force or effect.

56.   Business Opportunities.  During the term of this Agreement, any Member who then owns at least ten percent (10%) of the Company’s issued and outstanding Units (a “10% Member”) and any Affiliate of a 10% Member shall to the extent such 10% Member or any Affiliate thereof learns of a business opportunity that is within the Company’s existing or proposed lines of business, inform the Managers of such business opportunity and refrain from personally pursuing the matter until such time as the Company decides to forego the business opportunity.  For purposes of this Section, “Affiliate” means with respect to any 10% Member (i) any person or entity directly or indirectly controlling, controlled by, or under common control with such 10% Member (ii) any officer, director, shareholder, partner, member or trustee of such person or entity, or (iii) any person or entity who is an officer, director, shareholder, partner, member or trustee of any person or entity described in clauses (i) or (ii) of this sentence.  For purposes of this definition, the terms “controlling”, “controlled by”, or “under common control with” shall mean the possession direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, managing members, or persons exercising similar authority with respect to such person or entity.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered effective as of the date first set forth above.

INITIAL MEMBERS:	ADDRESSES:

Continental Capital Partners, Inc.

By:

California Hydrocarbons Corporation

By:

INITIAL MANAGERS:

Timothy W. Crawford

Rashmi N. Yajnik

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APPENDIX

Defined Terms Locator List

AAA …………………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §37(a)
Act ……………………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §3
Adjustment Date ……………………………………………………………………………………………………………………………………………………………………………………………………………………………… §15(d)
Affiliate ………………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §56
Agreement Introduction
Articles ………………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §3
Assignee ……………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §29(b)

Capital Account ……………………………………………………………………………………………………………………………………………………………………………………………………………………………… §13
Code …………………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §8
Company ……………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §1
Contribution Agreement ………………………………………………………………………………………………………………………………………………………………………………………………………………………Background Information

Demand ………………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §37(c)

Fair Value ……………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §30(b)

in interest ……………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §20(a)
Initial Member ………………………………………………………………………………………………………………………………………………………………………………………………………………………………… Introduction

Managers ……………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §21(a)
Mandatory Purchase Price ……………………………………………………………………………………………………………………………………………………………………………………………………………………§31
Member ………………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §1
Meeting Notice …………………………………………………………………………………………………………………………………………………………………………………………………………………………………§20(b) & §21(e)

Offer …………………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §30(a)
Offered Units ……………………………………………………………………………………………………………………………………………………………………………………………………………………………………§30(a) & (b)
Offeree ………………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §31
Offeror ………………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §31
Original Operating Agreement ……………………………………………………………………………………………………………………………………………………………………………………………………………… Background Information

Parties ……………………………………………………………………………………………………………………………………………………………………………………………………………………………………………§37(a)
Percentage Interest …………………………………………………………………………………………………………………………………………………………………………………………………………………………… §14
Prime Rate ……………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §30(d)
Principal …………………………………………………………………………………………………………………………………………………………………………………………………………………………………………§30(b)
Push/Pull Offer …………………………………………………………………………………………………………………………………………………………………………………………………………………………………§31

Recipient Initial Member ………………………………………………………………………………………………………………………………………………………………………………………………………………………§30(b)
Regulations …………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §8
Rules …………………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §37(a)

Side ………………………………………………………………………………………………………………………………………………………………………………………………………………………………………………§36(a) & (c)

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Tax Matters Member ………………………………………………………………………………………………………………………………………………………………………………………………………………………… §8
10% Member ……………………………………………………………………………………………………………………………………………………………………………………………………………………………………§55
Third Party …………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §30(a) & (b)
Transfer …………………………………………………………………………………………………………………………………………………………………………………………………………………………………………§29(a)
Transfer Notice …………………………………………………………………………………………………………………………………………………………………………………………………………………………………§30(a) & (b)
Transferor ………………………………………………………………………………………………………………………………………………………………………………………………………………………………………§30(a) & (b)
Transferring Initial Member ………………………………………………………………………………………………………………………………………………………………………………………………………………… §30(b)

Units …………………………………………………………………………………………………………………………………………………………………………………………………………………………………………… §14

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EXHIBIT A

Contribution Agreement

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into on this 1st day of October, 2011 (the “Effective Date”), by and between California Hydrocarbons Corporation, an Ohio corporation (“CHC”), and Cardinal Energy Group, LLC, an Ohio limited liability company (“Company”).  CHC and the Company are sometimes hereinafter collectively referred to as the “Parties.”

WHEREAS, CHC has a registered ownership interest in and to the oil and gas wells identified on Exhibit A attached hereto (the “Wells”); and

WHEREAS, CHC wishes to contribute to the Company its entire interest (“Interest”) in the Wells, in exchange for 450,000 Units of membership interest in and to the Company; and

WHEREAS, upon such contribution, CHC and Continental Capital Partners, Inc., an Ohio corporation, shall become the sole Members of the Company, the operation of which shall be governed by an Operating Agreement entered into by and between them on even date herewith (the “Operating Agreement”); and

WHEREAS, any capitalized terms not defined herein shall have the meanings ascribed to them in the Operating Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, warranties and representations herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1. CHC hereby assigns, transfers, conveys and contributes its entire Interest in and to the Wells Company as of the Effective Date.  CHC warrants and represents to the Company that the Interest is free and clear of all liabilities, liens and other encumbrances.  The Parties agree that the value of the Interest contributed by CHC to the Company is $1,200,000.  CHC shall effect, at its expense, the re-titling and re-registration of the Interest in the name of the Company, including all rights incident thereto, as of the Effective Date.

Section 2.  The Company accepts the Interest, and in exchange therefore, hereby issues to CHC 450,000 Units, subject to the terms and conditions of the Operating Agreement.

Section 3.  CHC shall indemnify and hold harmless the Company, and shall reimburse the Company for any loss, liability, claim, damage, expense (including reasonable attorneys’ fees) whether or not a third-party claim (collectively, “Damages”) arising from or in connection with CHC’s breach of any covenant, representation or other agreement hereunder.  The provisions of this Section 3 shall survive the Effective Date and remain enforceable without time limit.

Section 4.  This Agreement shall be governed by and construed in accordance with the laws of the state of Ohio without giving effect to any choice or conflict of law provision that would cause the application of the laws of any jurisdiction other than the state of Ohio.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date set forth above.

CHC:		COMPANY:

California Hydrocarbons Corporation		Cardinal Energy Group, LLC

By:	RASHMI N. YAJNIK	By:	TIMOTHY W. CRAWFORD
	Rashmi N. Yajnik		Timothy W. Crawford, Manager

		By:	RASHMI N. YAJNIK
Rashmi N. Yajnik, Manager

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EXHIBIT A

Well name	Operator	County	State	Cardinal Energy Working Interest
Detweiler, JJ #1	Hill	Guernsey	OH	2.00000
Mowery #1	Hill	Licking	OH	5.00000
Quinn #2	Hill	Muskingum	OH	2.00000
Misock #2	Hill	Guernsey	OH	7.10000
Higgins #1	Hill	Guersney	OH	7.10000
Loos #1	Hill	Guernsey	OH	5.00000
Misock #1	Hill	Guernsey	OH	5.00000
Burden, W. #1	Knox Energy	Licking	OH	1.00000
Layman Dairy #1	Knox Energy	Licking	OH	1.00000
Donahey #3	Knox Energy	Licking	OH	1.00000
Rowley, C. #1	Knox Energy	Knox	OH	1.00000
Norris, T. #1	Knox Energy	Knox	OH	1.00000
Miller, E. #1	Knox Energy	Knox	OH	1.00000
Gorius, D. #1	Knox Energy	Licking	OH	1.00000
Norris, J. #1	Knox Energy	Knox	OH	1.00000
Dodson, M. #1	Knox Energy	Licking	OH	1.00000
Geiger, J. #1	Knox Energy	Knox	OH	1.00000
Joe Patton #8	Knox Energy	Licking	OH	1.00000
Koehler, #1	Oxford Oil	Perry	OH	10.00000
Alton-Shaw #1	Poling	Perry	OH	12.00000
Church of Nazarene #1	Poling	Hocking	OH	21.75000
Cotterman-Koblentz #1	Poling	Perry	OH	5.00000
Cotterman-Smitley #1	Poling	Perry	OH	3.34000
Crawford	Poling	Hocking	OH	15.00000
Rayburn #1	Poling	Perry	OH	10.00000
Truax-Taylor #1	Poling	Hocking	OH	12.50000
Oberhauser, S. #1	Poling	Perry	OH	10.00000
Henderson, D. #2	Poling	Perry	OH	10.00000
Gordon #1	Poling	Perry	OH	10.00000
Armstrong #17-3	CHC	Colusa	CA	100.0000
Section #17 – 657 Acres	CHC	Colusa	CA	100.0000
Seismic Data	-	-	CA	-

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EXHIBIT B

Initial Members’ Units, Percentage Interests

and Capital Accounts

Immediately following the execution and delivery of this Agreement, the Initial Members’ Units, Percentage Interests and Capital Accounts are as follows:

Initial Member	Units	Percentage Interest	Capital Account
Continental Capital Partners, Inc.	450,000	50%	$________
California Hydrocarbons Corporation	450,000	50%	$1,200,000

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